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                                 EXHIBIT 10.10

                                 DESCRIPTION OF
                         EXECUTIVE LIFE INSURANCE PLAN
                             RALCORP HOLDINGS, INC.


The Executive Life Insurance Plan may pay a death benefit to the beneficiaries of certain key management employees.

Eligibility

The CEO or any Corporate or Executive Vice President of the Company or its operating subsidiaries.

Any other person selected by Nominating and Compensation Committee or the CEO.

Must have been participant in Company's Group Life Insurance Plan at retirement.

Benefits

Beneficiaries of eligible retired key employees will be provided a death benefit in an amount equal to 50% of the earnings recognized under the Company's benefit plans for the key employee during the last full year of employment.

Funding

No funding provision - benefits payable from the Company's general assets.